Exhibit 99.1

Contacts:	Vincent J. Milano
President, Chief Executive Officer
VIROPHARMA INCORPORATED
Phone (610) 321-6225
Will Roberts
Vice President, Corporate Communications
VIROPHARMA INCORPORATED
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter 2008

Financial Results

Exton, PA, April 30, 2008 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2008.

Key events since December 31, 2007 include:

Development:

•	Notified sites participating in Phase 3 study of Camvia™ (maribavir) in stem cell transplant patients that enrollment will be complete by the end of May 2008;

•	Patient enrollment continued in phase 3 study of maribavir in solid organ transplant patients;

•	Prelaunch activities for maribavir accelerated in preparation for planned 2009 initial NDA and MAA filing for maribavir in stem cell transplant patients;

•	Announced in April that we have discontinued the development of HCV-796 due to the previously announced safety issue that emerged in the ongoing Phase 2 trial in patients with hepatitis C; and

•	Efforts continued to optimize manufacturing and scale up for non-toxigenic C. difficile (NTCD) program;

Operational:

•	Vincent J. Milano succeeded Michel de Rosen as president and chief executive officer;

•	Daniel B. Soland appointed chief operating officer;

•	Net sales of Vancocin® achieved $51 million;

•	Vancocin direct sales efforts commenced; and

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Research and development expenses increased by 171 percent over the first quarter of 2007, primarily driven by investments in maribavir, NTCD and increased personnel to support clinical development and regulatory requirements;

Financial Results:

•	Operating income was $19 million;

•	Increased working capital by $25 million to $619 million;

•	Cash, cash equivalents and short-term investments grew by $15 million to $599 million; and

•	13th consecutive quarter of positive cash flow and profitability achieved.

Financial Highlights

Net sales of Vancocin® were $50.9 million for the first quarter of 2008 as compared to $49.0 million for the first quarter of 2007.

Investment in our product pipeline and the Company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses were $27.8 million for the first quarter of 2008 compared to $12.5 million for the first quarter of 2007. These increases were due primarily to the costs, including the costs of increased personnel associated with our phase 3 program for maribavir, along with increased selling, general and administrative expense due to compensations costs, including share-based compensation, which resulted from increased headcount for our European operations and our Vancocin® sales force, as well as medical education activities and marketing efforts.

Operating income in the first quarter ended March 31, 2008 was $19.5 million compared to $32.9 million in the first quarter of 2007. Operating income in the first quarter decreased primarily due to higher R&D and SG&A costs discussed above partially offset by the higher net sales.

“The beginning of 2008 has been both a strong period of execution and growing momentum for the company,” stated Vincent Milano, ViroPharma’s president and chief executive officer. “Our efforts around maribavir, including the ongoing pivotal Phase 3 clinical studies, pre-launch activities, global filing strategy and launch plan development, are all proceeding towards our planned 2009 initial NDA and MAA filings. We’ve also had continued progress in our C. difficile franchise. The performance of Vancocin was strong, keeping us on track to generate between $210 and $235 million in net sales of the product this year; we successfully launched our new sales force with the goal of growing this trusted brand, which to this day remains the only FDA-approved and clinically proven treatment for these very sick patients with severe C. difficile infection (CDI); and, our work continued in optimizing the manufacturing for our non-toxigenic C. difficile opportunity which we hope to move into human trials later this year.”

Continued Milano, “We look forward to a number of significant events throughout 2008, starting in May with the completion of enrollment in our stem cell transplant study of maribavir. In the coming months, we anticipate the publication of the IDSA/SHEA CDI treatment guidelines which highlight the recommendation of Vancocin for treating patients with severe disease based upon compelling clinical trial data that demonstrated the superiority of Vancocin in this patient population.”

Net income in the first quarter ended March 31, 2008 was $17.5 million compared to $22.1 million for the same period in 2007. Net income per share for the quarter ended March 31, 2008 was $0.25 per share, basic and $0.22 per share, diluted, compared to a net income of $0.32 per share, basic, and $0.31 per share, diluted, for the same period in 2007. The primary drivers of the change in net income for the first quarter were the effects of decreased operating income discussed above, partially offset by increased interest income and a lower effective tax rate.

Operating Highlights

During the three months ended March 31, 2008, net sales of Vancocin increased 3.9 percent compared to the same period in 2007. The increase resulted from the impact of a price increase in February 2008, partially offset by a decrease in sales volume.

The cost of sales for Vancocin for the three months ended March 31, 2008 decreased $0.3 million for the three months ended March 31, 2007 to $1.9 million from $2.2 million for the same period in 2007 due primarily to the decrease in sales volume.

The total remaining costs and expenses associated with operating income were $29.5 million and $13.9 million, for the first quarter of 2008 and 2007, respectively. These increases are primarily due to research and development costs, increased compensation related to our European operations and Vancocin sales force, medical education activities and marketing costs.

The Company’s effective income tax rate was 28.5 percent and 39.4 percent for the quarters ended March 31, 2008 and 2007, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences. The decrease in the effective rate for the quarter ended March 31, 2008 as compared to the comparative periods in 2007 is primarily due to our current estimate of the impact of orphan drug credit for maribavir. We currently anticipate an effective tax rate in the range of approximately 27 percent to 31 percent for the year ended December 31, 2008, which includes an estimate related to orphan drug credit based upon estimates of qualified expenses and excludes the impact of discreet items and any potential changes in the valuation allowance. We continue to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of March 31, 2008 exceeded the milestone threshold of $45.0 million. As a result, the Company recorded additional purchase price of $2.1 million to intangible assets in March 2008.

Working Capital Highlights

As of March 31, 2008, ViroPharma’s working capital was $619.5 million, which represents a $25.1 million increase from December 31, 2007. The three month increase is primarily the result of cash flows.

Looking ahead in 2008

ViroPharma is commenting upon previously announced guidance for the year 2008 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2008, ViroPharma expects the following

•	Net product sales are expected to be $210 to $235 million;

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses, excluding the impact of SFAS 123R, are expected to be $105 to $115 million.

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The SFAS 123R impact to the above expenses will be in the range of $9 to $11 million. Including the impact of SFAS 123R, the research and development (R&D) and sales, general and administrative (SG&A) expenses are expected to be between $114 and $126 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and sales, general and administrative (SG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on April 30, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-366-0713 (domestic) and 302-607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 14, 2008.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in infectious diseases including cytomegalovirus (CMV) and non-toxigenic C. difficile (NTCD). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward looking statements in this press release include the Company’s financial guidance for 2008, and statements regarding ViroPharma’s clinical development programs, including our ability to file an initial NDA for Camvia in 2009, commence clinical studies of NTCD in humans during 2008, the timing and content of final IDSA/SHEA CDI treatment guidelines or our ability to execute a future successful launch of Camvia. ViroPharma’s 2008 revenue guidance is based upon the Company’s plans to remain vigorous in its opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. The company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin,

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and NTCD programs; and

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the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of the company’s product candidates, or that the company will be successful in gaining regulatory approval of any of its product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:	Three months ended March 31,
(in thousands, except per share data)	2008	2007
	(unaudited)
Revenue:
Net product sales	$50,937	$49,029

Revenue	50,937	49,029

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	1,918	2,230
Research and development	14,968	5,529
Marketing, general and administrative	12,846	6,973
Intangible amortization	1,688	1,376

Total costs and expenses	31,420	16,108

Operating income	19,517	32,921

Interest income	6,311	3,580
Interest expense	(1,419)	(92)

Income before income tax expense	24,409	36,409
Income tax expense (benefit)	6,959	14,351

Net income	$17,450	$22,058

Basic net income per share	$0.25	$0.32

Diluted net income per share	$0.22	$0.31

Shares used in computing net income per share
Basic	69,926	69,769

Diluted	84,272	71,547

Consolidated Balance Sheets:	March 31, 2008	December 31, 2007
(in thousands)
Cash, cash equivalents and short-term investments	$599,005	$584,328
Working capital	619,460	594,403
Total assets	794,112	776,066
Total stockholders’ equity	517,430	496,563

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